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                         INVESTMENT MANAGEMENT AGREEMENT
                          THE SALOMON BROTHERS FUND INC
                            Seven World Trade Center
                            New York, New York 10048


                  INVESTMENT MANAGEMENT AGREEMENT as of the 28th day of November, 1997 between THE SALOMON BROTHERS FUND INC, a Maryland corporation (hereinafter called the "Corporation"), and SALOMON BROTHERS ASSET MANAGEMENT INC, a Delaware corporation (hereinafter called "SBAM").

                  1. The Corporation hereby employs SBAM and SBAM hereby accepts the employment by the Corporation for the period and on the terms and conditions hereinafter set forth in this management agreement entered into by the Corporation with SBAM pursuant to the powers granted to the Corporation in its Articles of Incorporation.

                  2. Subject to the Board of Directors of the Corporation, SBAM shall manage the investment operations of the Corporation, and shall provide management and other services specified in this agreement and especially shall make purchases and sales of portfolio securities on behalf of the Corporation in accordance with the best judgment of SBAM and within the investment objectives and restrictions set forth in the Corporation's Articles of Incorporation, By-Laws and Registration Statement, the Investment Company Act of 1940, as amended, the provisions of the Internal Revenue Code with respect to regulated investment companies, and when requested by such Board of Directors, supply the reasons and considerations that prompted SBAM's decisions.

                  3. SBAM shall at its expense provide the Corporation with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Corporation. Other than as herein specifically indicated, SBAM shall not be responsible for any expenses of the Corporation. Specifically SBAM shall not be responsible, except to the extent of the reasonable compensation of employees of the Corporation whose services may be involved, for the Corporation's legal and auditing expenses; fees and expenses of its Board of Directors, Executive of special committees; taxes and governmental fees and any membership dues; fees of custodian, transfer agent and registrar, if any; expense of preparing share certificates and other expenses of issue, sale, underwriting, distribution or repurchase of the Corporation's shares; expense of registering or qualifying securities for sale; expense of preparing and distributing reports, notices and dividends to shareholders; cost of stockholders' and other meetings; or fees in connection with the listing of its shares on any stock exchange. Should SBAM determine that services which would ordinarily be rendered by the employees of the Corporation at its office can be better rendered by some other agency, SBAM shall bear the costs of employing that agency.

                  4. It is understood that SBAM shall from time to time employ or associate with itself such persons as it believes to be particularly fitted to assist it in the execution of this agreement, the compensation of such persons to be paid by SBAM. No obligation may be incurred on behalf of the Corporation in any such respect. During the continuance of this agreement, SBAM shall provide persons satisfactory to the Board of Directors of the Corporation






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to serve as officers and employees of the Corporation. These may be a chairman of the board, chairman of the executive committee, president, one or more vice-presidents, a secretary, a treasurer, and such additional officers and employees as may reasonably be necessary for the conduct of the Corporation's business and SBAM agrees to pay the compensation of all such persons.

                  5. In consideration of the foregoing, the Corporation will pay SBAM quarterly, promptly after the last day of each March, June, September and December, a fee consisting of a base fee as computed below (the "Base Fee") plus a performance adjustment. The Base Fee shall be calculated as follows:

BASE FEE (AVERAGE DAILY NET ASSETS)                                                  QUARTERLY FEE RATE
-----------------------------------                                                  ------------------
First $350 million................................................................        .1620000%
Next $150 million.................................................................        .1375 %
Next $250 million.................................................................        .13125%
Next $250 million.................................................................        .125  %
Over $1 billion...................................................................        .1125 %

                  The Base Fee shall be calculated using the daily net assets averaged over the most recent calendar quarter. For each percentage point by which the investment performance of the Corporation exceeds or is exceeded by the investment record of the S&P 500 Index of Composite Stocks (the "S&P 500 Index") over the one year period ending on the last day of each calendar quarter (except as described in the next paragraph), the Base Fee will be adjusted upward or downward by the product of (i) 1/4 of .01% multiplied by (ii) the Corporation's average daily net assets for the one year period ending on the last day of the calendar quarter. If the amount by which the Corporation outperforms or underperforms the S&P 500 Index is not a whole percentage point, a pro rata adjustment shall be made. However, there will be no performance adjustment unless the investment performance of the Corporation exceeds or is exceeded by the investment record of the S&P 500 Index by at least one percentage point over the same period. The maximum quarterly adjustment is 1/4 of .1%, which would occur if the Corporation's performance exceeds or is exceeded by the S&P 500 Index by ten or more percentage points.

                  No performance adjustment will be paid until the end of the first quarter in which this agreement has been in effect for one year (the "First Adjustment Date"). The advisory fee payable during this period will be the Base Fee calculated as described above, subject to an adjustment for the one year period ending on that date. On the First Adjustment Date, for each percentage point by which the investment performance of the Fund exceeds or is exceeded by the investment record of the S&P 500 Index over the one year period ending on that date, the Base Fee will be adjusted upward or downward by the product of (i) .01% multiplied by (ii) the average daily net assets of the Fund for the one year period ending on the First Adjustment Date. If the amount by which the Corporation outperforms or underperforms the S&P 500 Index is not a whole percentage point, a pro rata adjustment shall be made. Thereafter, performance adjustments will be made quarterly based on a rolling one year period (i.e., the most recent four quarters). If the new fee arrangement becomes effective on a date which is not the beginning of a calendar quarter, the management fee will be prorated with the Fund paying SBAM the current







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management fee for the number of days in the quarter prior to effectiveness of the new fee arrangement and the new Base Fee for the number of days in the quarter following such effectiveness.

                  The investment performance of the Corporation, for a period of one year, shall mean the sum of (i) the change in the Corporation's net asset value per share during such period, (ii) the value of cash distributions per share accumulated to the end of such period and (iii) the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period; expressed as a percentage of the Corporation's net asset value per share at the beginning of such period. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in shares of the Corporation at the net asset value per share in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes. However, notwithstanding the foregoing, the investment performance of the Corporation shall not include, and there shall be excluded from the change in the net asset value per share for such period, and the value of the Corporation's cash distributions per share accumulated to the end of such period shall be adjusted for, any increase or decrease in the investment performance of the Corporation resulting from the issuance, sale or repurchase of any shares of the capital stock or any other securities of the Corporation.

                  The investment record of the S&P 500 Index, for a period of one year, shall mean the sum of (i) the change in the level of the index during such period and (ii) the value, computed consistently with the index, of cash distributions made by companies whose securities comprise the index accumulated to the end of such period; expressed as a percentage of the index level at the beginning of such period. For this purpose, cash distributions on the securities which comprise the index shall be treated as reinvested in the index at least as frequently as the end of each calendar quarter following the payment of the dividend.

                  If the fee payable to the Investment Manager pursuant to this agreement begins to accrue on a date prior to the end of any quarter or if this agreement terminates before the end of any quarter, compensation for the period from such date to the end of such quarter or from the end of the last quarter ending prior to such termination to the date of termination shall be prorated and shall be payable promptly at the end of such quarter or after the date of termination, as the case may be.

                  6. Upon the expiration or sooner termination of this agreement and/or in the event of a breach of this agreement by the Corporation, the Corporation covenants that it will at the request of SBAM to be evidenced by written notice to the Corporation, forthwith change its corporate name so as to eliminate all reference to "Salomon Brothers" and will not thereafter transact any business in a corporate name using the words "Salomon Brothers" in any form or combination whatsoever, or otherwise use the words "Salomon Brothers" or any other reference to "Salomon Brothers" and for the purpose of requiring such discontinuance the judgment of SBAM (or, if SBAM shall no longer be in existence, Salomon Inc) as to whether this agreement







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has been breached by the Corporation shall be final and conclusive. The exercise of its right to require such discontinuance of use of name shall not deprive SBAM, or any affiliate thereof which has "Salomon Brothers" in its name, of, but shall be in addition to, any other rights or remedies to which it may be entitled in law or equity by reason of any such breach of this agreement by the Corporation; nor shall the omission of SBAM to request such discontinuance in any case in which it shall be so deemed a waiver of its right to require such discontinuance at any time thereafter, for the same or any subsequent breach. It is agreed that the damage to SBAM, or any affiliate thereof which has "Salomon Brothers" in its name, through any failure of the Corporation after demand to discontinue the use of the name of "Salomon Brothers" would be irreparable and impossible of ascertainment in terms of money, and the Corporation consents that in any such case an injunction may issue against it restraining it from the further use of such name.

                  7. The Board of Directors of the Corporation may include officers and/or directors of SBAM, Salomon Brothers Inc, Salomon Inc or any of their affiliates and its officers may be, in whole or in part, officers and/or directors of SBAM, Salomon Brothers Inc, Salomon Inc or any of their affiliates. SBAM, Salomon Brothers Inc, Salomon Inc or any of their affiliates may, nevertheless, deal freely with the Corporation as bankers or otherwise, and no contract or transaction shall be invalidated or in any way affected by those facts, even though the vote of director or directors or the action of the officer or officers who are officers or directors of SBAM, Salomon Brothers Inc, Salomon Inc or any of their affiliates shall have been necessary to obligate the Corporation in such contract or transaction; and neither SBAM nor Salomon Brothers Inc nor Salomon Inc nor any of their affiliates nor any officer or director thereof shall be liable to the Corporation or to any stockholder or creditor thereof or to any other person by reason of such contract or transaction or for any loss resulting therefrom or for any profit derived therefrom, provided that such contract or transaction shall, at the time at which it was entered into, have been a reasonable one to have been entered into and shall have been on terms that at that time were fair. Nothing contained in this Article 7, however, shall validate, authorize or apply to any act prohibited by the Investment Company Act of 1940, as amended, or shall protect any director or officer of the Corporation or any officer or director of SBAM, Salomon Brothers Inc, Salomon Inc or any of their affiliates against any liability to the Corporation or to its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office or under this agreement.

                  8. This agreement, unless sooner terminated as provided in this agreement, shall remain in effect for twelve months from the date hereof and thereafter shall continue automatically for a period of one year so long as such continuance is specifically approved annually by the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Corporation and, in either case, by the vote of a majority of directors who are not parties to this agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval; provided, however, that this agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of the







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                                                                               5

Corporation on sixty days' written notice to SBAM or by SBAM on sixty days' written notice to the Corporation.

                  9. The services of SBAM to the Corporation hereunder are not to be deemed exclusive, and SBAM shall continue to be free to act as investment adviser to others.

                  10. This agreement may be amended by mutual consent, but this agreement as amended must be approved by the Board of Directors of the Corporation (by vote including a majority of directors who are not parties to such agreement or interested persons of any such party), or by vote of a majority of the outstanding voting securities of the Corporation given at any meeting of the stockholders, the notice of which shall have stated the proposed amendment to be one of the objects of the meeting, and otherwise as may be required by the Investment Company Act of 1940, as amended, provided that the compensation payable to SBAM pursuant to Article 5 hereof may not be increased except by a vote of a majority of the outstanding voting securities of the Corporation.

                  11. This agreement shall bind and inure to the benefit of any corporation or association with which or into which the Corporation shall be consolidated or merged or any corporation or association acquiring substantially all of the assets of the Corporation.

                  12. This agreement shall terminate automatically in the event of its assignment.

                  IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

                                         Very truly yours,



                                         THE SALOMON BROTHERS FUND INC



                                         By:     /s/ Michael Hyland
                                            _________________________________
                                                     Michael Hyland



      ACCEPTED:

      SALOMON BROTHERS ASSET MANAGEMENT INC




By:     /s/ Michael Hyland
   _________________________________
            Michael Hyland